EXHIBIT 99.1

BJ’s Restaurants, Inc. Reports Fiscal Fourth Quarter and Fiscal Year 2025 Results

Issues 2026 Financial Outlook

HUNTINGTON BEACH, Calif., Feb. 25, 2026 (GLOBE NEWSWIRE) -- BJ’s Restaurants, Inc. (NASDAQ: BJRI) today reported financial results for its fiscal 2025 fourth quarter and year ended December 30, 2025.

Fiscal Fourth Quarter 2025 Compared to Fourth Quarter 2024

  Total revenues increased 3.2% to $355.4 million
  Comparable restaurant sales increased 2.6%
  Restaurant level operating profit(1) was $57.2 million, an increase of 8.2%, with restaurant level operating profit margin of 16.1%, an increase of 70 basis points
  Diluted net income per share was $0.58, from diluted net loss per share of $0.23
  Adjusted diluted net income per share(1) was $0.66, an increase of 39.2% from $0.47
  Adjusted EBITDA(1) was $35.6 million, an increase of 7.4% from $33.1 million
  The Company repurchased and retired approximately 167,000 shares of its common stock at a cost of approximately $5.4 million

(1) Adjusted diluted net income per share, restaurant level operating profit and Adjusted EBITDA are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth below.

Fiscal 2025 Compared to Fiscal 2024

  Total revenues increased 3.1% to $1.4 billion
  Comparable restaurant sales increased 2.0%
  Restaurant level operating profit(1) was $216.2 million, an increase of 10.6%, with restaurant level operating profit margin of 15.5%, an increase of 110 basis points
  Diluted net income per share was $2.16, a 207.3% increase from $0.70
  Adjusted diluted net income per share(1) was $2.26, an increase of 46.8% from $1.54
  Adjusted EBITDA(1) was $134.1 million, an increase of 14.5% from $117.1 million
  The Company repurchased and retired approximately 2.0 million shares of its common stock at a cost of approximately $67.8 million

(1) Adjusted diluted net income per share, restaurant level operating profit and Adjusted EBITDA are non-GAAP measures. Reconciliations to GAAP measures and further information are set forth below.

“During the fourth quarter, we continued to deliver on our mission to create a stronger and more consistent BJ’s with our 6th consecutive quarter of comparable restaurant sales and traffic growth along with our 5th consecutive quarter of restaurant level operating profit margin expansion,” commented Lyle Tick, Chief Executive Officer and President. “We continue to focus on putting the guest and team member experience at the center of everything we do. This, combined with strong and improving operational fundamentals, compelling value and product news, allowed us to increase traffic by over 4% during the quarter.

“Looking at the full year, I am proud of the progress we have made, thankful for the commitment and passion our teams bring every day and pleased with the results we delivered as we executed across all pillars of our strategic plan,” Tick continued. “As we look ahead to 2026, we will build on the progress we have made, guided by our four strategic priorities - Investing in Our People and Our Handcrafted Food and Beverage, Delivering WOW Hospitality, and Keeping Our Atmosphere Fresh. We believe these strategic priorities will continue to position BJ’s for sustainable growth and deliver long-term value to our shareholders,” concluded Tick.

Share Repurchase Program

During the fourth quarter of 2025, the Company repurchased and retired approximately 167,000 shares of its common stock at a cost of approximately $5.4 million. As of February 25, 2026, the Company had approximately $93.2 million available under its authorized share repurchase program.

2026 Financial Outlook

For fiscal 2026, management anticipates the following:

  Comparable restaurant sales growth of 1% to 3%
  Restaurant level operating profit of $221 million to $233 million
  Adjusted EBITDA of $140 million to $150 million
  Capital expenditures of $85 million to $95 million
  Share repurchases up to $50 million, depending on market conditions

Actual results may differ materially from the 2026 Financial Outlook set forth above as a result of, among other things, the factors described under “Forward-Looking Statements Disclaimer” below.

Investor Conference Call and Webcast

BJ’s Restaurants, Inc. will conduct a conference call on its fourth quarter and fiscal year 2025 earnings release today, February 25, 2026, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Management will discuss the financial results and host a question-and-answer session. In addition, a live audio webcast of the call will be accessible to the public on the “Investors” page of the Company’s website located at http://www.bjsrestaurants.com, and a recording of the webcast will be archived on the site for 30 days following the live event. Please allow 15 minutes to register and download and install any necessary software.

About BJ’s Restaurants, Inc.

BJ’s Restaurants, Inc. is a national casual dining brand with brewhouse roots. Founded in 1978, BJ’s owns and operates over 200 restaurants across 31 states, combining high-quality ingredients, bold flavors, sincere service, moderate prices and a fresh atmosphere. The brand’s chef-crafted menu offers something for everyone, from its signature deep-dish pizzas and slow-roasted entrees and wings to its often imitated but never replicated world-famous Pizookie® dessert. As the most decorated restaurant-brewery in the country and winner of the 2025 Vibe Vista Award for Best Beer Program and 2024 Best Overall Beverage Program, BJ’s has been a pioneer in craft brewing since 1996, serving award-winning proprietary handcrafted beers brewed at operations in four states and by independent third-party craft brewers. All BJ’s locations offer dine in, take out, delivery and large party catering, providing guests with multiple ways to enjoy the experience at BJ’s. Whether you’re gathering with family for dinner, catching the game with friends or celebrating life’s special moments, BJ’s creates the perfect backdrop for connection and community. To learn more, visit www.bjsrestaurants.com or follow @bjsrestaurants on Instagram, Facebook and X.

Forward-Looking Statements Disclaimer

Certain statements in the preceding paragraphs and all other statements that are not purely historical constitute “forward-looking” statements for purposes of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. Such statements include, but are not limited to, those regarding our anticipated comparable restaurant sales, restaurant level operating profit, Adjusted EBITDA, capital expenditures and share repurchases, as well as the success of various sales-building and productivity initiatives, future guest traffic trends, on and off-premise sales trends, cost savings initiatives and the number and timing of new restaurants expected to be opened in future periods. These “forward-looking” statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those projected or anticipated. Factors that might cause such differences include, but are not limited to: (i) any inability or failure to successfully and adequately address and offset rising costs, including the effects of tariffs and increases in energy, labor, construction and other operational costs, as well as changes in macroeconomic conditions and consumer spending, (ii) any inability to manage new restaurant openings, (iii) construction delays, (iv) wage inflation and competitive labor market conditions which may result in staffing shortages, (v) the impact of any union organizing efforts at our restaurants and our responses to such efforts, (vi) increases in minimum wage and other employment related costs, including compliance with the Patient Protection and Affordable Care Act and minimum salary requirements for exempt team members, (vii) the effect of credit and equity market disruptions on our ability to finance our continued expansion on acceptable terms, (viii) food quality and health concerns and the effect of negative publicity about us, our restaurants, other restaurants, or others across the food supply chain, due to food borne illness or other illnesses or other reasons, whether or not accurate, (ix) factors that disproportionately impact California, Texas and Florida, where a substantial number of our restaurants are located, (x) restaurant and brewery industry competition, (xi) impact of certain brewing business considerations, including without limitation, dependence upon suppliers, third party contractors and distributors, and related hazards, (xii) consumer spending trends in general for casual dining occasions, (xiii) potential uninsured losses and liabilities due to limitations on insurance coverage, (xiv) fluctuating commodity costs and availability of food in general and certain raw materials related to the brewing of our craft beers and energy requirements, (xv) government regulations and licensing costs, including beer and liquor regulations, (xvi) loss of key personnel, (xvii) inability to secure acceptable sites, (xiii) legal proceedings, (xix) the success of our key sales-building and related operational initiatives, (xx) any failure of our information technology or security breaches with respect to our electronic systems and data, and (xxi) numerous other risks discussed in the Company’s filings with the Securities and Exchange Commission, including its recent reports on Forms 10-K, 10-Q and 8-K.

The “forward-looking” statements contained in this press release are based on current assumptions and expectations, and BJ’s Restaurants, Inc. undertakes no obligation to update or alter its “forward-looking” statements whether as a result of new information, future events or otherwise.

For further information, please contact ICR at (332) 242-4370 or at InvestorRelations@BJRI.com.

BJ’s Restaurants, Inc.
Unaudited Consolidated Statements of Operations
(Dollars in thousands except for per share data)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2025 (unaudited)		December 31, 2024		December 30, 2025 (unaudited)		December 31, 2024
Revenues	$355,399	100.0%	$344,339	100.0%	$1,399,126	100.0%	$1,357,302	100.0%
Restaurant operating costs (excluding depreciation and amortization):
Cost of sales	90,766	25.5	89,098	25.9	353,293	25.3	350,560	25.8
Labor and benefits	127,168	35.8	123,418	35.8	504,537	36.1	495,466	36.5
Occupancy and operating	80,260	22.6	78,937	22.9	325,060	23.2	315,683	23.3
General and administrative	25,071	7.1	23,711	6.9	91,005	6.5	88,272	6.5
Depreciation and amortization	20,247	5.7	18,516	5.4	76,571	5.5	72,745	5.4
Restaurant opening	-	-	77	-	663	-	2,082	0.2
Loss on disposal and impairment of assets, net	744	0.2	15,373	4.5	1,687	0.1	18,414	1.4
Total costs and expenses	344,256	96.9	349,130	101.4	1,352,816	96.7	1,343,222	99.0
Income (loss) from operations	11,143	3.1	(4,791)	(1.4)	46,310	3.3	14,080	1.0

Other income (expense):
Interest expense, net	(1,060)	(0.3)	(1,472)	(0.4)	(4,745)	(0.3)	(5,484)	(0.4)
Other income (expense), net	787	0.2	(4,562)	(1.3)	5,668	0.4	(331)	-
Total other (expense) income	(273)	(0.1)	(6,034)	(1.8)	923	0.1	(5,815)	(0.4)
Income (loss) before income taxes	10,870	3.1	(10,825)	(3.1)	47,233	3.4	8,265	0.6

Income tax benefit	(1,773)	(0.5)	(5,559)	(1.6)	(1,575)	(0.1)	(8,422)	(0.6)
Net income (loss)	$12,643	3.6%	$(5,266)	(1.5)%	$48,808	3.5%	$16,687	1.2%

Net income (loss) per share:
Basic	$0.60		$(0.23)		$2.22		$0.72
Diluted	$0.58		$(0.23)		$2.16		$0.70

Weighted average number of shares outstanding:
Basic	21,126		22,789		21,980		23,132
Diluted	21,728		22,789		22,622		23,768

Percentages reflected above may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Selected Consolidated Balance Sheet Information
(Dollars in thousands)

	December 30, 2025 (unaudited)	December 31, 2024
Cash and cash equivalents	$23,781	$26,096
Total assets	$1,015,455	$1,041,064
Total debt	$85,000	$66,500
Shareholders’ equity	$366,193	$370,017

BJ’s Restaurants, Inc.
Unaudited Supplemental Information
(Dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2025		December 31, 2024		December 30, 2025		December 31, 2024
Stock-based compensation(1)
Labor and benefits	$517	0.1%	$689	0.2%	$2,407	0.2%	$2,452	0.2%
General and administrative	1,508	0.4	1,785	0.5	5,708	0.4	6,177	0.5
Total stock-based compensation	$2,025	0.6%	$2,474	0.7%	$8,115	0.6%	$8,629	0.6%
Operating Data
Comparable restaurant sales % change	2.6%		5.5%		2.0%		1.2%
Restaurants opened during period	-		-		1		3
Restaurants open at period-end	219		218		219		218(2)
Restaurant operating weeks	2,847		2,834		11,376		11,274

(1) Percentages represent percent of total revenues and may not reconcile due to rounding.
(2) During the period, one restaurant was permanently closed.

Reconciliation of Non-GAAP Financial Measures

The Company is reporting certain non-GAAP financial results and related reconciliations to the corresponding GAAP financial measures. These non-GAAP measures are not in accordance with, or a substitute for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. These measures should only be used to evaluate the Company’s results of operations in conjunction with corresponding GAAP measures.

Adjusted diluted net income per share is a non-GAAP financial measure that represents net income (loss) excluding adjustments intended to provide greater transparency of underlying performance and to allow investors to evaluate our business on the same basis as our management.

Restaurant level operating profit is equal to the revenues generated by our restaurants less their direct operating costs which consist of cost of sales, labor and benefits, and occupancy and operating costs. This performance measure primarily includes the costs that restaurant-level managers can directly control and excludes other operating costs that are essential to conduct the Company’s business, as detailed in the table below. Management uses restaurant level operating profit as a supplemental measure of restaurant performance. Management believes restaurant level operating profit is useful to investors in that it highlights trends in the operating results of our business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

Adjusted EBITDA is a non-GAAP financial measure that represents the sum of net income (loss) adjusted for certain expenses and gains/losses detailed within the reconciliation below. Management uses Adjusted EBITDA as a supplemental measure of our performance. Management believes these measures are useful to investors in that they highlight cash flow and trends in the operating results of our business that may not otherwise be apparent to investors when relying solely on GAAP financial measures.

The following tables, which provide a reconciliation of non-GAAP financial measures, presented in this release, to the most directly comparable financial measures calculated and presented in accordance with GAAP for the fourth quarter and fiscal year ended December 30, 2025, and December 31, 2024, are set forth below:

BJ’s Restaurants, Inc.
Supplemental Financial Information – Adjusted Diluted Net Income Per Share
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2025		December 31, 2024		December 30, 2025		December 31, 2024
Net income (loss)	$12,643	3.6%	$(5,266)	(1.5)%	$48,808	3.5%	$16,687	1.2%

Loss on disposal and impairment of assets, net	744	0.2	15,373	4.5	1,687	0.1	18,414	1.4
Leadership transition expenses, net	1,392	0.4	1,543	0.4	1,392	0.1	3,231	0.2
Warrant extension	-	-	4,622	1.3	-	-	4,622	0.3
Tax effect of adjustments(1)	(517)	(0.1)	(5,212)	(1.5)	(745)	(0.1)	(6,357)	(0.5)
After tax effect of adjustments	1,619	0.5	16,326	4.7	2,334	0.2	19,910	1.5

Adjusted net income	$14,262	4.0%	$11,060	3.2%	$51,142	3.7%	$36,597	2.7%
Diluted weighted average number of shares outstanding:	21,728		23,455(2)		22,622		23,768
Diluted net income (loss) per share (as reported)	$0.58		$(0.23)		$2.16		$0.70
Adjusted diluted net income per share	$0.66		$0.47		$2.26		$1.54

Percentages above represent percent of total revenues and may not reconcile due to rounding.

(1) The tax effect is based on the Company’s annual statutory tax rate of 24.2% for the fiscal years ended December 30, 2025, and December 31, 2024.
(2) To include potentially dilutive shares in the computation of diluted net income per share, the number of shares noted differs from the number reported on the Unaudited Consolidated Statements of Operations.

BJ’s Restaurants, Inc.
Supplemental Financial Information – Restaurant Level Operating Profit
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2025		December 31, 2024		December 30, 2025		December 31, 2024
Income (loss) from operations	$11,143	3.1%	$(4,791)	(1.4)%	$46,310	3.3%	$14,080	1.0%
General and administrative	25,071	7.1	23,711	6.9	91,005	6.5	88,272	6.5
Depreciation and amortization	20,247	5.7	18,516	5.4	76,571	5.5	72,745	5.4
Restaurant opening	-	-	77	-	663	-	2,082	0.2
Loss on disposal and impairment of assets, net	744	0.2	15,373	4.5	1,687	0.1	18,414	1.4
Restaurant level operating profit	$57,205	16.1%	$52,886	15.4%	$216,236	15.5%	$195,593	14.4%

Percentages above represent percent of total revenues and may not reconcile due to rounding.

BJ’s Restaurants, Inc.
Supplemental Financial Information –Adjusted EBITDA
(Unaudited, dollars in thousands)

	Fourth Quarter Ended				Fiscal Year Ended
	December 30, 2025		December 31, 2024		December 30, 2025		December 31, 2024
Net income (loss)	$12,643	3.6%	$(5,266)	(1.5)%	$48,808	3.5%	$16,687	1.2%
Interest expense, net	1,060	0.3	1,472	0.4	4,745	0.3	5,484	0.4
Income tax benefit	(1,773)	(0.5)	(5,559)	(1.6)	(1,575)	(0.1)	(8,422)	(0.6)
Depreciation and amortization	20,247	5.7	18,516	5.4	76,571	5.5	72,745	5.4
Leadership transition expenses, net	1,392	0.4	1,543	0.4	1,392	0.1	3,231	0.2
Stock-based compensation expense	2,025	0.6	2,474	0.7	8,115	0.6	8,629	0.6
Other (income) expense, net	(787)	(0.2)	4,562	1.3	(5,668)	(0.4)	331	-
Loss on disposal and impairment of assets, net	744	0.2	15,373	4.5	1,687	0.1	18,414	1.4
Adjusted EBITDA	$35,551	10.0%	$33,115	9.6%	$134,075	9.6%	$117,099	8.6%

Percentages above represent percent of total revenues and may not reconcile due to rounding.